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                                                                     Exhibit 5.1


                            MAYER, BROWN, ROWE & MAW
                            190 South La Salle Street
                          Chicago, Illinois 60603-3441

                                                                  MAIN TELEPHONE
                                                                  (312) 782-0600
                                                                     MAIN FAX
                                                                  (312) 701-7711


                                  June 17, 2002

GATX Corporation
500 West Monroe Street
Chicago, Illinois 60661

GATX Financial Corporation
500 West Monroe Street
Chicago, Illinois 60661

Ladies and Gentlemen:

     We have acted as your counsel in connection with the registration of $175,000,000 aggregate principal amount of 7.5% Convertible Senior Notes due 2007 (the "Notes") issued by GATX Corporation, a New York corporation (the "Company"), and the shares of common stock, $.625 par value per share, of the Company into which the Notes may be converted (the "Shares"). The Notes are fully and unconditionally guaranteed (the "Guarantee") by GATX Financial Corporation, a Delaware corporation (the "Guarantor"). The Notes were issued pursuant to an indenture, dated as of February 1, 2002, by and among the Company, the Guarantor and JPMorgan Chase Bank, as trustee. The Notes and the Shares may be sold from time to time by the holders thereof.

     In rendering the opinions expressed herein, we have examined and relied upon such documents, corporate records, certificates of public officials and certificates as to factual matters executed by officers of the Company and the Guarantor as we have deemed necessary or appropriate. We have assumed the authenticity, accuracy and completeness of all documents, records, and certificates submitted to us as originals, the conformity to the originals of all documents, records and certificates submitted to us as copies and the authenticity, accuracy and completeness of the originals of all documents, records and certificates submitted to us as copies. We have also assumed the legal capacity and genuineness of the signatures of persons signing all documents in connection with which the opinions expressed herein are rendered.

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     Based upon and subject to the foregoing and to the limitations set forth herein, we are of the opinion that:

          (i) The Notes have been legally issued and are binding obligations of the Company enforceable in accordance with their terms except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or similar laws affecting creditors' rights generally and subject to general principles of equity.

          (ii) The Shares, when issued upon conversion of the Notes, will be legally issued, fully paid and non-assessable.

          (iii) The Guarantee has been legally issued and is the binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or similar laws affecting creditors' rights generally and subject to general principles of equity.

     We hereby consent to the filing of this opinion letter as an exhibit to the registration statement covering resales of the Notes and the Shares and to the reference to this firm under the caption "Legal Matters" contained therein.



                                          Very truly yours,

                                          /S/ MAYER, BROWN, ROWE & MAW

                                          MAYER, BROWN, ROWE & MAW